Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE
	Contacts:	G. Janelle Frost, EVP & CFO AMERISAFE, Inc. 337-463-9052 Ken Dennard, Managing Partner Karen Roan, Sr. VP DRG&E / 713-529-6600

AMERISAFE ANNOUNCES 2008 FOURTH QUARTER

AND YEAR-END RESULTS

Highlights:

•	Fourth Quarter Gross Premiums Written up 5.3%
•	2008 Reported Return on Average Equity of 17.1%
•	2008 Operating Return on Average Equity of 23.2%

DeRidder, LA – February 23, 2009 – AMERISAFE, Inc. (Nasdaq: AMSF), a specialty writer of high hazard workers’ compensation insurance, today announced results for the fourth quarter and year ended December 31, 2008.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Gross premiums written	$65,102	$61,848	$307,841	$327,761

Net income	5,737	18,620	43,846	50,219
Exclude realized gains (losses), net of tax	(13,356)	13	(15,215)	96

Operating net income (1)	19,093	18,607	59,061	50,123

Net combined ratio	73.7%	73.0%	81.4%	85.9%
Return on average equity	8.4%	33.1%	17.1%	24.1%
Operating return on average equity(1)	27.8%	33.5%	23.2%	24.4%

(1) Operating net income and operating return on average equity are non-GAAP financial measures, and management believes that investors’ understanding of core operating performance is enhanced by AMERISAFE’s disclosure of these financial measures.

Net income in the fourth quarter of 2008 was $5.7 million compared to $18.6 million in the fourth quarter of 2007, a decrease of 69.2%. Excluding net realized after-tax capital losses and gains, operating net income was $19.1 million compared to $18.6 million in the 2007 fourth quarter, an increase of 2.6%. Please refer to the financial tables above for a reconciliation of operating net income to net income.

Pre-tax income for the fourth quarter of 2008 included $9.3 million of favorable prior year loss development and $2.2 million of Florida policyholder dividend expense. For the same period in 2007, pre-tax income included $9.5 million of favorable prior year loss development. Operating return on average equity for the fourth quarter of 2008 was 27.8% compared to 33.5% for the fourth quarter of 2007. On a reported basis, return on average equity for the fourth quarter of 2008 was 8.4% compared to 33.1% for the fourth quarter of 2007. The fourth quarter 2008 return on average equity was affected by the net realized after-tax capital losses described below.

Net investment income was $8.1 million for the fourth quarter of 2008, compared to $7.9 million for the fourth quarter of 2007. The Company also recognized other-than-temporary impairments of $14.7 million in the fourth quarter of 2008, primarily related to the Company’s holdings in exchange-traded funds, and $1.2 million of realized losses primarily from the sale of equity securities. The after-tax effect of the impairments and realized losses was $13.4 million for the quarter of 2008.

Gross premiums written in the fourth quarter of 2008 were $65.1 million, an increase of 5.3%, compared to $61.8 million in the fourth quarter of 2007. The increase was the result of an increase of new and renewal premium coupled with lower audit adjustments for policies written in prior periods. Fourth quarter revenues totaled $64.0 million, a decrease of 22.3%, compared to revenues of $82.4 million in the prior year period. Revenues in the fourth quarter of 2008 were impacted by $16.0 million of net realized losses on investments compared to $20,000 of net realized gains on investments for the same quarter in 2007.

Net income for 2008 was $43.8 million compared to $50.2 million for 2007, a decrease of 12.7%. Excluding net realized after-tax capital losses and gains, operating net income for 2008 was $59.1 million compared to $50.1 million, an increase of 17.8%.

For 2008, pre-tax income included $20.4 million of favorable prior year loss development and income of $2.2 million from reinsurance commutations partially offset by Florida policyholder dividend expense of $2.1 million. Pre-tax net income for 2007 included $9.5 million of favorable prior year loss development and income of $3.7 million from reinsurance commutations. Net investment income was $31.0 million for 2008, an increase of

2.6% over the $30.2 million of net investment income recorded in 2007. The Company’s return on average equity was 17.1% (23.2% on an operating basis) for 2008, compared to 24.1% (24.4% on an operating basis) for 2007.

For 2008, gross premiums written totaled $307.8 million, a 6.1% decrease from gross premiums written of $327.8 million for 2007. Revenues for 2008 totaled $302.4 million, a 10.6% decrease from revenues of $338.3 million for 2007.

In the fourth quarter of 2008, diluted earnings per share allocable to common shareholders were $0.28 compared to $0.92 in the 2007 fourth quarter. Excluding net realized after-tax capital losses and gains, operating earnings per share were $0.94 compared to $0.92 in the same period in 2007. Weighted average diluted shares outstanding for the fourth quarter of 2008 totaled 19,197,815 shares compared to 19,067,749 shares in the fourth quarter of 2007.

For 2008, diluted earnings per share allocable to common shareholders were $2.15 compared to $2.47 for 2007. Excluding net realized after-tax capital losses and gains, 2008 operating earnings per share were $2.90 compared to $2.47 for 2007. Weighted average diluted shares outstanding for 2008 totaled 19,141,688 shares compared to 19,079,380 shares for 2007.

The net combined ratio for the quarter ended December 31, 2008 was 73.7% compared to 73.0% for the same period in 2007. Loss and loss adjustment expenses for fourth quarter of 2008 were $37.2 million, or 51.8% of net premiums earned, compared to $37.9 million, or 51.0% of net premiums earned, for the fourth quarter of 2007. Total underwriting expenses for the fourth quarter of 2008 were $12.8 million, or 17.8% of net premiums earned, compared to $17.7 million, or 23.8% of net premiums earned, for the fourth quarter of 2007.

The net combined ratio for 2008 was 81.4% compared to 85.9% for 2007. Loss and loss adjustment expenses for 2008 were $176.4 million, or 60.9% of net premiums earned, compared to $198.5 million, or 64.7% of net premiums earned, for 2007. Total underwriting expenses for 2008 were $55.9 million, or 19.3% of net premiums earned, compared to $65.5 million, or 21.3% of net premiums earned, for 2007.

Commenting on these results, Allen Bradley, AMERISAFE’s Chairman, President and Chief Executive Officer, stated, “The insurance professionals of AMERISAFE delivered a superior performance in 2008, especially considering market conditions. We maintained the integrity of our risk selection process, managed our expenses carefully and continued our strategy of early claims resolution, all of which resulted in an excellent combined ratio of 81.4% and an operating return on average equity of 23.2%.”

2009 Outlook

AMERISAFE’s overall financial objective is to produce a return on equity of at least 15% over the long-term while maintaining optimal operating leverage in its insurance subsidiaries that is commensurate with the its A. M. Best rating of “A-” (Excellent). Commenting on 2009, Bradley stated, “The outlook for 2009 remains unclear. On the one hand, there has been significant market disruption and marked capital reduction that should provide AMERISAFE with an opportunity to expand market share. On the other hand, economic conditions will result in lower work activity that will, in turn, suppress premium volume. Which of these opposing forces will prevail is uncertain. What is certain is that AMERISAFE’s strong balance sheet and efficient operating platform place us in a solid competitive position in the hazardous workers compensation market.”

Conference Call Information

AMERISAFE has scheduled a conference call for February 23, 2009, at 11:00 a.m. Eastern Time. To participate in the conference call dial 303-262-2138 at least 10 minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through March 2, 2009. To access the replay, dial 303-590-3000 and use the pass code 11125918#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 60 days at http://www.amerisafe.com.

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, logging, agriculture, oil and gas, maritime and sawmills. AMERISAFE actively markets workers’ compensation insurance in 30 states and the District of Columbia. The Company’s financial strength rating is
“A-” (Excellent) by A.M. Best.

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from the results expressed or implied in these statements as the results of risks, uncertainties and other factors including, but not limited to, the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2007. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

- Tables to follow -

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
	(unaudited)
Revenues:
Gross premiums written	$65,102	$61,848	$307,841	$327,761
Ceded premiums written	(5,620)	(5,003)	(19,650)	(20,215)

Net premiums written	$59,482	$56,845	$288,191	$307,546

Net premiums earned	$71,766	$74,282	$289,493	$306,906
Net investment income	8,064	7,926	30,998	30,208
Net realized gains (losses) on investments	(15,996)	20	(18,856)	147
Fee and other income	172	140	742	1,058

Total revenues	64,006	82,368	302,377	338,319

Expenses:
Loss and loss adjustment expenses incurred	37,172	37,908	176,389	198,531
Underwriting and other operating costs	12,799	17,675	55,936	65,515
Interest expense	380	881	2,460	3,545
Policyholder dividends	2,941	(1,330)	3,504	(367)

Total expenses	53,292	55,134	238,289	267,224

Income before taxes	10,714	27,234	64,088	71,095
Income tax expense	4,977	8,614	20,242	20,876

Net income	$5,737	$18,620	$43,846	$50,219

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
	(unaudited)
Basic EPS:
Net income available to common shareholders	$5,737	$18,620	$43,846	$50,219

Portion allocable to common shareholders	94.1%	94.0%	94.0%	94.0%

Net income allocable to common shareholders	$5,399	$17,505	$41,215	$47,211

Basic weighted average common shares	18,830,743	18,790,876	18,814,508	18,767,210
Basic earnings per share	$0.29	$0.93	$2.19	$2.52

Diluted EPS:
Net income allocable to common shareholders	$5,399	$17,505	$41,215	$47,211

Diluted weighted average common shares:
Weighted average common shares	18,830,743	18,790,876	18,814,508	18,767,210
Stock options	351,752	265,260	304,390	294,988
Restricted stock	15,320	11,613	22,790	17,182

Diluted weighted average common shares	19,197,815	19,067,749	19,141,688	19,079,380

Diluted earnings per common share	$0.28	$0.92	$2.15	$2.47

Less: Earnings per share from realized gains (losses), net of tax	(0.66)	—	(0.75)	—

Operating earnings per share	$0.94	$0.92	$2.90	$2.47

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	December 31, 2008	December 31, 2007
	(unaudited)
Assets
Investments	$704,707	$711,745
Cash and cash equivalents	95,266	47,329
Amounts recoverable from reinsurers	67,762	77,272
Premiums receivable, net	156,567	152,150
Deferred income taxes	33,580	26,418
Deferred policy acquisition costs	20,289	18,414
Deferred charges	3,381	3,553
Other assets	26,281	24,972

	$1,107,833	$1,061,853

Liabilities, redeemable preferred stock and shareholders’ equity
Liabilities:
Reserves for loss and loss adjustment expenses	$531,293	$537,403
Unearned premiums	137,100	138,402
Insurance-related assessments	42,505	42,234
Subordinated debt securities	36,090	36,090
Other liabilities	82,573	74,154
Redeemable preferred stock	25,000	25,000
Total shareholders’ equity	253,272	208,570

Total liabilities, redeemable preferred stock and shareholders’ equity	$1,107,833	$1,061,853

AMERISAFE, INC. AND SUBSIDIARIES

Selected Insurance Ratios

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
	(unaudited)
Current accident year loss ratio (1)	64.8%	63.8%	68.0%	67.8%
Prior accident year loss ratio (2)	(13.0)%	(12.8)%	(7.1)%	(3.1)%

Net loss ratio	51.8%	51.0%	60.9%	64.7%

Net underwriting expense ratio (3)	17.8%	23.8%	19.3%	21.3%
Net dividend ratio (4)	4.1%	(1.8)%	1.2%	(0.1)%
Net combined ratio (5)	73.7%	73.0%	81.4%	85.9%
Return on average equity (6)	8.4%	33.1%	17.1%	24.1%
Operating return on average equity (7)	27.8%	33.5%	23.2%	24.4%

(1)	The current accident year loss ratio is calculated by dividing loss and loss adjustment expenses incurred for the current accident year by the current year’s net premiums earned.

(2)	The prior accident year loss ratio is calculated by dividing the change in loss and loss adjustment expenses incurred for prior accident years by the current year’s net premiums earned.

(3)	The net underwriting expense ratio is calculated by dividing underwriting and certain other operating costs by the current year’s net premiums earned.

(4)	The net dividend ratio is calculated by dividing policyholder dividends by the current year’s net premiums earned.

(5)	The net combined ratio is the sum of the net loss ratio, the net underwriting expense ratio and the net dividend ratio.

(6)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity, including redeemable preferred stock for the applicable period.

(7)	Operating return on average equity is calculated by dividing the annualized net income excluding tax-effected investment gains (losses) by the average shareholders’ equity, including redeemable preferred stock and excluding tax-effected unrealized investment gains (losses) for the applicable period. This is a non-GAAP measure.